Exhibit 10.1

OMNIBUS AMENDMENT

This Omnibus Amendment dated September 7th, 2025 (this “Amendment”) by and between Coinbase Inc. (on behalf of the Coinbase Entities) (“Coinbase Entities”), and the party or parties identified as client Schedule A to this Amendment (each a “Client”), is effective as of the date of this Amendment (the “Effective Date”).

Each Client has entered into Coinbase Prime Broker Agreement (“PBA”) (each an “Agreement”). The relevant Agreement is detailed in Schedule A.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement. Coinbase Custody and Client may be individually referred to as a “Party” and collectively, the “Parties”.

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreement as set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1)	Amendment For each Agreement section 10.1 of the General Terms is amended to read as follows: ‘Client agrees to pay all commissions and fees in connection with the Orders and Prime Broker Services on a timely basis as set forth in the Fee Schedule, attached hereto as Appendix 1.’

2)	Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in a portable document format (pdf) or by another electronic format shall be as effective as delivery of a manually executed original counterpart of this Amendment.

3)	Effectiveness. This Amendment shall be deemed effective as of the first date set forth above in the introductory paragraph.

4)	Ratification. Upon this Amendment becoming effective pursuant to Section 3 above, the Agreement shall be, and be deemed to be, modified and amended in accordance with this Amendment. Except as specifically amended hereby, all of the terms and conditions of the Agreement are in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. The Agreement as amended by this Amendment sets out all terms agreed between the Parties and supersedes all other agreements between the Parties relating to its subject matter.

5)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except to the extent such state law is preempted by federal law.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COINBASE, INC. For itself and as agent for the Coinbase Entities

By:	/s/ Lauren Abendschein
Name:	Lauren Abendschein
Title:	VP
Date:	September 19, 2025

CLIENT: 21Shares US LLC, as Sponsor on behalf of the Clients listed in Schedule A

By:	/s/ Andres Valencia
Name:	Andres Valencia
Title:	EVP Investment Management
Date:	September 18, 2025

Schedule A

Clients

Client Name	Agreement
Ark 21Shares Bitcoin ETF	Prime Brokerage Agreement - December 1st 2023
21Shares Ethereum ETF	Prime Brokerage Agreement - May 8 2024
21Shares XRP ETF	Prime Brokerage Agreement - December 4th 2024
21Shares Polkadot Trust	Prime Brokerage Agreement - December 17, 2024
21Shares Ondo Trust (f/ka Jura Pentium Trust 4)	Prime Brokerage Agreement – January 31st, 2025
21Shares Dogecoin ETF	Prime Brokerage Agreement – August 4th 2025